Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES UP 4 PERCENT;

COMPARABLE STORE SALES DOWN 3 PERCENT

SAN FRANCISCO – October 5, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.46 billion for the five-week period ended September 30, 2006, which represents a 4 percent increase compared with net sales of $1.41 billion for the same period ended October 1, 2005. The company’s comparable store sales for September 2006 decreased 3 percent compared with a 6 percent decrease in September 2005.

Comparable store sales by division for September 2006 were as follows:

•	Gap North America: negative 5 percent versus negative 3 percent last year

•	Banana Republic North America: positive 3 percent versus negative 7 percent last year

•	Old Navy North America: negative 3 percent versus negative 7 percent last year

•	International: negative 6 percent versus negative 13 percent last year.

“We’re encouraged with our progress at all three core brands,” said Sabrina Simmons, senior vice president, treasury and investor relations at Gap Inc. “Not only are comparable store sales results improved versus last month, but our overall merchandise margins are above last year as well. Gap and Old Navy marketing strategies helped to support improved store traffic in September, most notably with the Audrey Hepburn skinny black pant campaign. As we expected, we’re seeing continued improvements in Banana Republic where customers responded well to fall product.”

“We’re excited to introduce the Gap PRODUCT RED collection in stores in mid-October,” said Simmons. “This initiative, founded by Bobby Shriver and Bono, will raise awareness and money for the Global Fund to help women and children affected by AIDS in Africa. The launch will be supported by a comprehensive marketing campaign.”

Year-to-date net sales of $9.77 billion for the 35 weeks ended September 30, 2006, decreased 2 percent compared with net sales of $9.92 billion for the same period ended October 1, 2005. The company’s year-to-date comparable store sales decreased 7 percent compared with a 5 percent decrease in the prior year.

As of September 30, 2006, Gap Inc. operated 3,117 store locations compared with 3,082 store locations last year.

October Sales

The company will report October sales on November 2, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding inventory per square foot at the end of the third quarter of fiscal 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2006.

These forward-looking statements are based on information as of October 5, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

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Investor Relations:	Media Relations:
Mark Webb	Greg Rossiter
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